Exhibit 5.2

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

July 8, 2021

Ascend Wellness Holdings, Inc.
1411 Broadway, 16th Floor
New York, NY 10018
Re: Registration Statement on Form S-8

Ladies and Gentlemen:
We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Ascend Wellness Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the resale of 5,600,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), previously issued under the Ascend Wellness Holdings, LLC 2020 Equity Incentive Plan (the “Plan”), by stockholders of the Company identified in the Registration Statement.
In arriving at the opinions expressed below, we have examined and relied upon the Certificate of Incorporation and Bylaws of the Company, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the Plan, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we express no opinion other than as to the Delaware General Corporation Law.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been validly issued and are fully paid and nonassessable.
This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may it be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

Very truly yours,

/s/ Foley Hoag LLP

FOLEY HOAG LLP